UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2016

OPTEX SYSTEMS HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-54114	90-0609531
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

1420 Presidential Drive, Richardson, TX	75081-2439
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 644-0722

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Material Definitive Contract

The premises for the business unit which we acquired from L-3 Communications, Inc., the Applied Optics Center, in November 2014 consists of approximately 56,633 square feet of space. On November 17, 2016, we received a countersigned new lease from the landlord, dated October 21, 2016, which lease expires on 10/31/21 (with a lease term which commenced retroactive to October 1, 2016). There are two renewal terms which are each five years in duration. Our obligations to make payments under the lease are secured by a $250,000 standby letter of credit which we can reduce to $125,000 on October 31, 2019. Our monthly base rent (including payment for operating expenses) under the new lease is $24,340.35.

In order to meet the security requirement under the lease, we entered into a letter of credit with Avidbank on October 17, 2016 in the amount of $250,000, which expires on October 17, 2017 and is renewable by us for successive one year periods unless the bank notifies us no later than 60 days prior to the end of the initial or any extended term that it shall not renew the letter of credit. In order to accommodate this letter of credit, Avidbank, on the same date, increased our line of credit to $2.2 million from $2.0 million.

ITEM 9.01 Exhibit

99.1 Form of Lease

99.2 Form of Letter of Credit

99.3 Form of Second Amendment to Loan Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Optex Systems Holdings, Inc.
(Registrant)

	By:	/s/ Karen Hawkins
Karen Hawkins
Title: Chief Financial Officer

Date: November 23, 2016